S-8 FORM S-8 FOR COMPENSATION SHARES FOR SIMON THURLOW

             As filed with the Securities and Exchange Commission on
                                October 20, 2004
                           Registration No. 333-67884

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                AUTOCARBON, INC.

                                   ----------
             (Exact name of registrant as specified in its charter)

            Delaware                                              33-0976805
------------------------------                              --------------------
(State or other jurisdiction of                                (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                         Suite 2F, 126 East 83rd Street
                            New York, New York 10028

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               (Address of Principal Executive Offices) (Zip Code)

                      Shares Issued for Management Services

               --------------------------------------------------
                            (Full title of the plans)

                        Simon Thurlow, President and CEO
                                Autocarbon, Inc.
                         Suite 2F, 126 East 83rd Street
                            New York, New York 10028

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                     (Name and address of agent for service)

                                 (212) 717-4073

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          (Telephone number, including area code, of agent for service)

                                   copies to:
                              Roger L. Fidler, Esq.
                                400 Grove Street
                               Glen Rock, NJ 07452
                                 (201) 445-7399

Approximate date of commencement of proposed sale to the public: Upon the effective date of this Registration Statement.

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

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following line: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box []

                         CALCULATION OF REGISTRATION FEE

                                                                  Proposed
                                                                  Maximum        Proposed
Title of Each                                                  Offering Price   aggregate      Amount of
class of securities                            Amount to be     per share (1)    offering     Registration
to be Registered                                registered           (2)           price         fee (1)
------------------------------------------------------------------------------------------------------------
Common Stock,
$.0001 par value                                 1,100,000       $55,000         $.05           $6.97

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(1) The fee with respect to these shares has been calculated pursuant to Rules
457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the last price per share of our common stock on September 28, 2004, a date within five (5) days prior to the date of filing of this registration statement, as reported by the Pink Sheets.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) This registration statement shall also cover any additional shares of our common stock which become issuable pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

Documents Incorporated by Reference            |X|   Yes     |_|   No

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


                                     PART II

Item 3.     Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement and made a part hereof:

(a) Our Registration Statement SB-2 (and all amendments thereto) and all Exhibits thereto filed pursuant to Securities Act of 1933, as amended (the "1933 Act") (File No. 333-67884);

(b) Our Annual Report on Form 10-KSB for the year ended March 31, 2004 and filed pursuant to Section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act")(File No. 005-78248.

(c) Our Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2004 filed pursuant to Section 15(d) of the 1934 Act.

(c) All other documents filed by us after the date of this registration statement under Section 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the date hereof and prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining in the registration statement and to be part thereof from the date of filing of such documents.

Item 4.      Description of Securities.

Not Applicable.

Item 5.      Interest of Named Experts and Counsel.

Certain legal matters in connection with our common shares being registered in this registration statement will be passed upon for us by Roger L. Fidler, Esq., 400 Grove Street, Glen Rock, New Jersey 07452. Mr. Fidler has no interest in the securities of the Company.

Item 6.      Indemnification of Directors and Officers.

Our Certificate of Incorporation and By-laws provide that we shall indemnify to the fullest extent permitted by Delaware law any person whom we may indemnify thereunder, including our directors, officers, employees and agents. Such indemnification (other than as ordered by a court) shall be made by us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum

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

consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, our Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of our directors and our stockholders for monetary damages for breach of fiduciary duty as directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.      Exemption From Registration Claimed.

Not Applicable.

Item 8.      Exhibits.

Number Description

4.1   Compensation Agreement dated September 29, 2004 between us and Simon
      Thurlow

5.1   Consent and Opinion of Roger L. Fidler, Esq.

23.1  Consent of Aaron Stein, Certified Public Accountant


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


Item 9.      Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by
Item 310(b) of Registration S-B is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

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

(6) To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, a copy of the Registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

(7) To transmit or cause to be transmitted to all employees participating in the Plans who do not otherwise receive such material as stockholders of the Registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of New York, State of New York, on September 29, 2004.

                                AUTOCARBON, INC.


                                By:/s/ Simon Thurlow
                                       Simon Thurlow
                                President, Chief Executive
                                Officer,
                                Chief Financial Officer and
                                Director

                                POWER OF ATTORNEY

Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Simon Thurlow     President, Chief Executive Officer   Dated:  September
    ------------------    Chief Financial Officer and Director 29, 2004
        Simon Thurlow

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